Exhibit 99

National Fuel Gas Company

6363 Main Street Williamsville, N.Y. 14221

Karen L. Merkel
Corporate Communications
716-857-7654

Timothy J. Silverstein
Investor Relations
716-857-6987

National Fuel Announces Management Changes,

Ronald J. Tanski Elected Chief Executive Officer,

David F. Smith to Serve as Executive Chairman of the Board

(March 7, 2013) WILLIAMSVILLE, N.Y. – Today, following the Annual Meeting of Stockholders, the Board of Directors of National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE: NFG), elected Ronald J. Tanski as Chief Executive Officer. David F. Smith was elected to the position of Executive Chairman of the Board.

“National Fuel is in an excellent place with a strategic vision for disciplined development of its assets and significant opportunities for long term growth,” said David F. Smith, National Fuel’s Executive Chairman of the Board. “The election of Ron as Chief Executive Officer represents continued and deliberate succession planning. Over the years Ron has held a leadership position in every one of our business segments. More recently, in his role as Chief Operating Officer, Ron has been successfully running the day-to-day operations of the Company since 2010. This new role for Ron is a well-deserved milestone. As we look to the future, the Board and I believe that our management team, under Ron’s leadership, will continue to drive the Company’s positive momentum.”

Tanski joined National Fuel in 1979 and has served in a variety of positions in both the regulated and non-regulated businesses. In June 2010, he was named President and Chief Operating Officer of National Fuel Gas Company, and he will continue to serve as President. From 2004 to 2010, Tanski was Treasurer and Principal Financial Officer of the Company. From 2008 to 2010, he also served as President of National Fuel Gas Supply Corporation and prior to that he served as President of National Fuel Gas Distribution Corporation. His experience also includes management tenures at Seneca Resources Corporation, in Houston, Texas; Empire Exploration, Inc., the Company’s Appalachian exploration and production subsidiary whose operations were merged with Seneca Resources in 1994; and Horizon Energy Development, Inc., National Fuel’s energy-project development subsidiary which was sold in 2010.

Smith joined National Fuel in 1978 and had been Chief Executive Officer since 2008. He was elected to the Company’s Board of Directors in 2007 and named Chairman of the Board in 2010. During his long tenure with the Company he has served as President of National Fuel Gas Supply Corporation, National Fuel Gas Distribution Corporation, Empire Pipeline, Inc., and National Fuel Resources, Inc.

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“Dave and I have had the opportunity to work with a fantastic leadership team at National Fuel for our entire careers, and I feel honored to be entrusted as the Company’s current leader,” said Ronald J. Tanski. “I believe that every one of our operating segments is performing up to its potential today, due in large part to the strategic vision of our Board of Directors and previous CEOs, and the execution of that strategy by a tremendous management and employee group. I intend to continue moving the company forward with the support of Dave and the entire Board. We have a collection of physical assets extending from the bottom of the wellbore in the production fields to the burner tip of our utility customers, and a talented group of employees that will allow National Fuel to participate in the ongoing resurgence of the natural gas industry across North America.”

National Fuel is an integrated energy company with $6.1 billion in assets comprised of the following four operating segments: Exploration and Production, Pipeline and Storage, Utility, and Energy Marketing. Additional information about National Fuel is available at: www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

Analyst Contact:	Timothy J. Silverstein	716-857-6987

Media Contact:	Karen L. Merkel	716-857-7654